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                                                               Exhibit 99.6


                     [Letterhead of Goldman, Sachs & Co.]


PERSONAL AND CONFIDENTIAL
-------------------------



January 19, 1999


Board of Directors
Trans World Entertainment Corporation
38 Corporate Circle
Albany, NY 12203

Re: Proxy Statement of Trans World Entertainment Corporation

Ladies and Gentlemen:

Reference is made to our opinion letter dated October 26, 1998 with respect to the exchange ratio of 1.90 shares of common stock, par value $0.01 per share of Trans World Entertainment Corporation (the "Company") for each share of common stock, par value $0.01 per share, of Camelot Music Holdings, Inc. (the "Seller") pursuant to the Agreement and Plan of Merger, dated as of October 26, 1998, among the Company, Subco, a direct wholly-owned subsidiary of the Company, and Seller.

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Proxy Statement.

In that regard, we hereby consent to the reference to the opinion of our Firm under the captions "Summary--The Merger--Opinions of Financial Advisors--Trans World" and "The Merger--Opinion of Financial Advisor to Trans World" and to the inclusion of the foregoing opinion in the above-mentioned Proxy Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange commission thereunder.

Very truly yours,

/s/ GOLDMAN, SACHS & CO.